Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 8, 2021, among DI SUPER HOLDINGS, INC., a Delaware corporation, DI INTERMEDIATE, INC., a Delaware corporation, DI PURCHASER, INC., a Delaware corporation, DISTRIBUTION INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company, DISTRIBUTION INTERNATIONAL HOLDING CORP., a Delaware corporation, DISTRIBUTION INTERNATIONAL, INC., a Delaware corporation, LECCO INDUSTRIES, INC., a Texas corporation, UNITED INSULATION SALES AND FABRICATION, INC., a Texas corporation, DISTRIBUTION INTERNATIONAL SOUTHWEST, INC., a Delaware corporation, MECHANICAL INSULATION SUPPLY, INC., a Michigan corporation, SILVERCOTE, LLC, a Delaware limited liability company, IDEAL PRODUCTS OF AMERICA HOLDINGS, LLC, a Delaware limited liability company, BWI DISTRIBUTION, INC., a Maryland corporation, DISTRIBUTION INTERNATIONAL NORTHEAST, INC., a New Jersey corporation, THORPE PRODUCTS COMPANY, a Texas corporation, THORPE PRODUCTS MIDWEST, LLC, a Texas limited liability company (collectively, the “New Guarantors”), direct or indirect subsidiaries of TOPBUILD CORP. (or its successor), a Delaware corporation (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, certain Guarantors and the Trustee have heretofore executed an indenture, dated as of October 14, 2021 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 4.125% Senior Notes due 2032 (the “Notes”), initially in the aggregate principal amount of $500,000,000;

WHEREAS, Sections 4.11 and 10.06 of the Indenture require that the Issuer cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall guarantee the Guaranteed Obligations; and

WHEREAS, pursuant to Sections 4.11, 10.06 and 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Indenture.

4.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and each New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and each New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

8.Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

TOPBUILD CORP.
By:	/s/ John S. Peterson
Name:John S. Peterson
Title: Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

DI SUPER HOLDINGS, INC., as a Guarantor;
DI INTERMEDIATE, INC., as a Guarantor;
DI PURCHASER, INC., as a Guarantor;
DISTRIBUTION INTERNATIONAL HOLDINGS, LLC, as a Guarantor;
DISTRIBUTION INTERNATIONAL HOLDING CORP., as a Guarantor;
DISTRIBUTION INTERNATIONAL, INC., as a Guarantor;
LECCO INDUSTRIES, INC., as a Guarantor;
UNITED INSULATION SALES AND FABRICATION, INC., as a Guarantor;
DISTRIBUTION INTERNATIONAL SOUTHWEST, INC., as a Guarantor;
MECHANICAL INSULATION SUPPLY, INC., as a Guarantor;
SILVERCOTE, LLC, as a Guarantor;
BWI DISTRIBUTION, INC., as a Guarantor
IDEAL PRODUCTS OF AMERICA HOLDINGS, LLC, as a Guarantor;
DISTRIBUTION INTERNATIONAL NORTHEAST, INC., as a Guarantor;
THORPE PRODUCTS COMPANY, as a Guarantor; and
THORPE PRODUCTS MIDWEST, LLC, as a Guarantor
By:	/s/ Luis Machado
Name:Luis Machado
Title:Vice President and Secretary

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Michael C. Daly
Name:Michael C. Daly
Title:Vice President

[Signature Page to Supplemental Indenture]